UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019 (December 31, 2018)

TERRA INCOME FUND 6, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	814-01136	46-2865244
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

805 Third Avenue, 8th Floor
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 753-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company    ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☑

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 11, 2018, the board of directors (the “Board”) of Terra Income Fund 6, Inc. (the “Company”) voted to approve a change in the Company’s fiscal year from September 30 to December 31 in connection with its plan to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes REIT under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in Item 8.01 below. The Board delegated to the Company’s management the authority to determine when such change in fiscal year would take effect. On December 31, 2018, the Company’s management determined to change its tax election from taxation as a regulated investment company (“RIC”) to taxation as a REIT under Subchapter M of the Code, and concurrently determined that the change in the Company’s fiscal year would become effective that same day. The Company plans to file a transition report on Form 10-KT for the three-month period ending December 31, 2018.

Item 8.01.	Other Events.

As described in Item 5.03 above, on December 11, 2018, the Board voted to approve a change in the Company’s tax election from a RIC to a REIT under Subchapter M of the Code. The Board delegated to the Company’s management the authority to determine when such change in tax election would take effect. On December 31, 2018, the Company’s management determined to change its tax election from electing to be taxed as a RIC to be taxed as a REIT under Subchapter M of the Code, and concurrently determined that the change in the Company’s fiscal year would become effective that same day, and concurrently determined that the Company will seek to operate so as to qualify as a REIT under the Code beginning with the Company’s short taxable year beginning October 1, 2018 and ending December 31, 2018.

In connection with this change in tax election, the Company has included certain disclosure below setting forth certain risks associated with the Company’s intent to qualify as a REIT, as well as a discussion of certain material U.S. federal income tax considerations.

Risks Related to the Company’s REIT Status and Certain Other Tax Items

If the Company does not qualify as a REIT, it will be subject to tax as a regular corporation and could face a substantial tax liability.

The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) beginning with the Company’s short taxable year beginning October 1, 2018 and ending December 31, 2018. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only a limited number of judicial or administrative interpretations exist. Notwithstanding the availability of cure provisions in the Code, various compliance requirements could be failed and could jeopardize the Company’s REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for the Company to maintain its qualification as a REIT. If the Company fails to qualify as a REIT in any tax year, then:

•	the Company would be taxed as a regular domestic corporation, ineligible to deduct dividends paid to stockholders in computing taxable income and being subject to federal income tax on the Company’s taxable income at regular corporate income tax rates;

•	any resulting tax liability could be substantial and could have a material adverse effect on distributions to the Company’s shareholders and its value; and

•	the Company generally would not be eligible to requalify as a REIT for the subsequent four full taxable years.

The Company may be subject to adverse legislative or regulatory tax changes that could increase its tax liability, reduce its operating flexibility and reduce the price of its common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of the Company’s common stock. The 2017 tax reform legislation commonly referred to as the Tax Cuts and Jobs Act has resulted in fundamental changes to the Code, with many of the changes applicable to individuals applying only through December 31, 2025. Among the numerous changes included in the Tax Cuts and Jobs Act is a deduction of 20% of ordinary REIT dividends for individual taxpayers for taxable years through 2025.

Although REITs generally receive certain tax advantages compared to entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. The Board may revoke or otherwise terminate the Company’s REIT election, without the approval of the Company’s stockholders, if it determines that changes to U.S. federal income tax laws and regulations or other considerations mean it is no longer in the Company’s best interests to qualify as a REIT.

There can be no assurance that future changes will not adversely affect the taxation of the Company’s stockholders. Any such changes could have an adverse effect on an investment in the Company’s shares or on the market value or the resale potential of the Company’s assets.

The preferred equity investments the Company intends to make may make the Company unable to maintain its qualification as a REIT under the Code.

Part of the Company’s investment strategy involves investments in preferred limited liability company membership interests or partnership interests that own commercial real estate. There is no specific guidance addressing the treatment of preferred equity investments as debt or equity for federal income tax purposes. The Company holds preferred equity investments and treats them as loans secured by real property for U.S. federal income tax purposes, which are qualifying assets for purposes of the REIT asset tests and produce qualifying income for purposes of the REIT gross income tests. If the Company’s preferred equity investments are treated as partnership interests for U.S. federal income tax purposes, rather than as loans, the Company will be treated as owning its share of the assets held by the limited liability company or partnership that issued the preferred equity interest and the Company will be treated as receiving its proportionate share of the income of that entity. If that limited liability company or partnership owns nonqualifying assets or earns nonqualifying income, the Company may not be able to satisfy all of the REIT gross income and asset tests. Even if the IRS were to respect the Company’s preferred equity investments as loans, if the IRS did not treat such loans as secured by a mortgage on real property (which, in form, is not the case), such loans would not be qualifying assets for purposes of the 75% asset test and would violate the 10% value test, and interest thereon would not be qualifying income for purposes of the 75% gross income test. If the Company is unable to maintain its qualification as a REIT for U.S. federal income tax purposes, it will be subject to corporate-level income tax, and an investment in the Company would be adversely impacted.

To maintain its REIT status, the Company may have to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, the Company generally must distribute annually to its stockholders a minimum of 90% of its net taxable income, determined without regard to the dividends-paid deduction and excluding net capital gains. The Company will be subject to regular corporate income taxes on any undistributed REIT taxable income each year. Additionally, the Company will be subject to a 4% nondeductible excise tax on any amount by which distributions paid by the Company in any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from previous years. Payments the Company makes to its stockholders under its share repurchase program will not be taken into account for purposes of these distribution requirements. If the Company does not have sufficient cash to make distributions necessary to preserve its REIT status for any year or to avoid taxation, the Company may be forced to borrow funds or sell assets even if the market conditions at that time are not favorable for these borrowings or sales. These options could increase the Company’s costs or reduce its equity.

Compliance with REIT requirements may cause the Company to forego otherwise attractive opportunities, which may hinder or delay the Company’s ability to meet its investment objectives and reduce the overall return to its stockholders.

To qualify as a REIT, the Company is required at all times to satisfy tests relating to, among other things, the sources of its income, the nature and diversification of its assets, the ownership of its stock and the amounts it distributes to its stockholders. Compliance with the REIT requirements may impair the Company’s ability to operate solely on the basis of maximizing profits. For example, the Company may be required to make distributions to stockholders at disadvantageous times or when it deso not have funds readily available for distribution.

2

Compliance with REIT requirements may force the Company to liquidate or restructure otherwise attractive investments.

To qualify as a REIT, at the end of each calendar quarter, at least 75% of the value of the Company’s assets must consist of cash, cash items, government securities and qualified real estate assets. The remainder of the Company’s investments in securities (other than qualified real estate assets and government securities) generally cannot include more than 10% of the voting securities of any one issuer or more than 10% of the value of the outstanding securities of more than any one issuer (other than securities that qualify for the straight debt safe harbor) unless the Company and such issuer jointly elect for such issuer to be treated as a “taxable REIT subsidiary” under the Code. Debt will generally meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a certain sum of money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits, the borrower’s discretion, or similar factors. Additionally, no more than 5% of the value of the Company’s assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of the Company’s assets may be represented by securities of one or more taxable REIT subsidiaries and no more than 25% of the value of the Company’s assets may consist of “nonqualified publicly offered REIT debt investments.” If the Company fails to comply with these requirements at the end of any calendar quarter, it must dispose of a portion of its assets within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions in order to avoid losing its REIT qualification and suffering adverse tax consequences. In order to satisfy these requirements and maintain its qualification as a REIT, the Company may be forced to liquidate assets from its portfolio or not make otherwise attractive investments. These actions could have the effect of reducing the Company’s income and amounts available for distribution to its stockholders.

The Company’s charter does not contain restrictions generally found in REIT charters regarding the ownership and transfer of the Company’s stock that are intended to assist with satisfying the share ownership requirements for REIT qualification, and there can be no assurance that transfers will not occur that would cause the Company to no longer satisfy the share ownership requirements.

In order to qualify as a REIT under the Code, not more than 50% of the value of the Company’s outstanding stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for this purpose) during the last half of a taxable year. The constructive ownership rules under the Code are complex and may cause shares of the outstanding common stock owned by a group of related persons to be deemed to be constructively owned by one person. The Company’s charter does not contain restrictions generally found in REIT charters regarding the ownership and transfer of the Company’s stock that are intended to assist with satisfying the share ownership requirements. The Company currently satisfies the share ownership requirements, however it is possible that transfers of the Company’s outstanding common stock could cause it to no longer satisfy the share ownership requirements.

The Company may incur tax liabilities that would reduce its cash available for distribution to its stockholders.

Even if the Company qualifies and maintains its status as a REIT, it may become subject to U.S. federal income taxes and related state and local taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. The Company may not make sufficient distributions to avoid excise taxes applicable to REITs. Similarly, if the Company were to fail an income test (and did not lose its REIT status because such failure was due to reasonable cause and not willful neglect) the Company would be subject to tax on the income that does not meet the income test requirements. The Company also may decide to retain net capital gain it earns from the sale or other disposition of its investments and pay income tax directly on such income. In that event, the Company’s stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. The Company also may be subject to state and local taxes on its income or property, including franchise, payroll, mortgage recording and transfer taxes, either directly or at the level of the other companies through which it indirectly owns its assets, such as its taxable REIT subsidiaries, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes the Company pays directly or indirectly will reduce its cash available for distribution to its stockholders.

3

The Board is authorized to revoke the Company’s REIT election without stockholder approval, which may cause adverse consequences to our stockholders.

The Board may revoke or otherwise terminate the Company’s REIT election, without the approval of the Company’s stockholders, if it determines that changes to U.S. federal income tax laws and regulations or other considerations mean it is no longer in the Company’s best interests to qualify as a REIT. The Board has fiduciary duties to the Company and its stockholders and could only cause such changes in the Company’s tax treatment if it determines in good faith that such changes are in the Company’s best interests and in the best interests of the Company’s stockholders. In this event, the Company would become subject to U.S. federal income tax on its taxable income and the Company would no longer be required to distribute most of its net income to its stockholders, which may cause a reduction in the total return to its stockholders.

Stockholders of the Company may have current tax liability on distributions they elect to reinvest in the Company’s common stock.

If stockholders in the Company participate in the Company’s distribution reinvestment plan, they will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in shares of the Company’s common stock to the extent the amount reinvested was not a tax-free return of capital. Therefore, unless a stockholder is a tax-exempt entity, stockholders may be forced to use funds from other sources to pay their tax liability on the reinvested dividends.

Modification of the terms of the Company’s CRE debt investments in conjunction with reductions in the value of the real property securing such loans could cause the Company to fail to continue to qualify as a REIT.

The Company’s CRE debt and securities investments may be materially affected by a weak real estate market and economy in general. As a result, many of the terms of the Company’s CRE debt may be modified to avoid taking title to a property. Under Treasury Regulations, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. In general, if a loan is secured by real property and other property, the value of the personal property securing the loan exceeds 15% of the value of all property securing the loan and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of the date the Company agreed to acquire the loan or the date it significantly modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test although it may nevertheless be qualifying income for purposes of the 95% gross income test. A portion of the loan may also be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the requirement that a REIT not hold securities representing more than 10% of the total value of the outstanding securities of any one issuer, or the 10% value test.

IRS Revenue Procedure 2014-51 provides a safe harbor pursuant to which the Company will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests discussed above in connection with a loan modification that is: (i) occasioned by a borrower default; or (ii) made at a time when the Company reasonably believes that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided that all of the Company’s loan modifications will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent the Company significantly modifies loans in a manner that does not qualify for that safe harbor, the Company will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, the Company generally will not obtain third-party appraisals, but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge the Company’s internal valuations. If the terms of the Company’s debt investments are “significantly modified” in a manner that does not qualify for the safe harbor in Revenue Procedure 2014-51 and the fair market value of the real property securing such loans has decreased significantly, the Company could fail the 75% gross income test, the 75% asset test, the 5% asset test and/or the 10% value test. Unless the Company qualified for relief under certain Internal Revenue Code cure provisions, such failures could cause the Company to fail to continue to qualify as a REIT.

4

The Company’s acquisition of debt or securities investments may cause it to recognize income for federal income tax purposes even though no cash payments have been received on the investments.

The Company may acquire debt or securities investments in the secondary market for less than their face amount. The amount of such discount will generally be treated as a “market discount” for federal income tax purposes. If these debt or securities investments provide for “payment-in-kind” interest, the Company may recognize “original issue discount,” or OID, for federal income tax purposes. Moreover, the Company may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt constitute “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, if the debt is considered to be “publicly traded” for federal income tax purposes, the modified debt in the Company’s hands may be considered to have been issued with OID to the extent the fair market value of the modified debt is less than the principal amount of the outstanding debt. In the event the debt is not considered to be “publicly traded” for federal income tax purposes, the Company may be required to recognize taxable income to the extent that the principal amount of the modified debt exceeds the Company’s cost of purchasing it. Also, certain loans that the Company originates and later modifies and certain previously modified debt the Company acquires in the secondary market may be considered to have been issued with the OID at the time it was modified.

In general, the Company will be required to accrue OID on a debt instrument as taxable income in accordance with applicable federal income tax rules even though no cash payments may be received on such debt instrument on a current basis.

In the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, the Company may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, the Company may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of when their corresponding cash payments are received.

In order to meet the REIT distribution requirements, it might be necessary for the Company to arrange for short-term or possibly long-term borrowings, or to pay distributions in the form of the Company’s shares or other taxable in-kind distributions of property. The Company may need to borrow funds at times when the market conditions are unfavorable. Such borrowings could increase the Company’s costs and reduce the value of a stockholder’s investment. In the event in-kind distributions are made, a stockholder’s tax liabilities associated with an investment in the Company’s common stock for a given year may exceed the amount of cash the Company distributes to stockholders during such year.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit the Company’s ability to hedge its operations effectively. The Company’s aggregate gross income from non-qualifying hedges, fees and certain other non-qualifying sources cannot exceed 5% of the Company’s annual gross income. As a result, the Company might have to limit its use of advantageous hedging techniques or implement those hedges through a TRS. Any hedging income earned by a TRS would be subject to federal, state and local income tax at regular corporate rates. This could increase the cost of the Company’s hedging activities or expose it to greater risks associated with interest rate or other changes than it would otherwise incur.

Liquidation of assets may jeopardize the Company’s REIT qualification.

To qualify as a REIT, the Company must comply with requirements regarding its assets and its sources of income. If the Company is compelled to liquidate its investments to satisfy its obligations to its lenders, the Company may be unable to comply with these requirements, ultimately jeopardizing the Company’s qualification as a REIT, or the Company may be subject to a 100% prohibited transaction tax on any resulting gain if it sells assets that are treated as dealer property or inventory.

5

Generally, ordinary dividends payable by REITs do not qualify for reduced U.S. federal income tax rates.

Currently, the maximum tax rate applicable to qualified dividend income payable to certain non-corporate U.S. stockholders is 20%. Dividends payable by REITs, however, generally are not eligible for the reduced rate. The more favorable rates applicable to regular corporate qualified dividends could cause certain non-corporate investors to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends. Through 2025, individual taxpayers may be entitled to claim a deduction in determining their taxable income of 20% of ordinary REIT dividends (dividends other than capital gain dividends and dividends attributable to certain qualified dividend income received by the Company), which reduces the effective tax rate on such dividends. Stockholders are urged to consult with their tax advisor regarding the effect of this change on their effective tax rate with respect to REIT dividends.

The failure of a mezzanine loan to qualify as a real estate asset could adversely affect the Company’s ability to qualify as a REIT.

The Company owns mezzanine loans, for which the IRS has provided a safe harbor but not rules of substantive law addressing whether such loans will be treated as real estate assets. Pursuant to the safe harbor, if a mezzanine loan meets certain requirements, it will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The Company’s mezzanine loans may not meet all of the requirements of this safe harbor. In the event the Company owns a mezzanine loan that does not meet the safe harbor, the IRS could challenge such loan’s treatment as a real estate asset for purposes of the REIT asset and gross income tests and, if such a challenge were sustained, the Company could fail to qualify as a REIT.

Material U.S. Federal Income Tax Considerations

The following summary describes the material U.S. federal income tax considerations relating to the ownership of the Company’s common stock as of the date hereof by U.S. holders (defined below). Except where noted, this summary deals only with common stock held as a capital asset and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, regulated investment companies, tax-exempt entities (except as described in “—Taxation of Tax-Exempt Holders of the Company’s Common Stock” below), insurance companies, persons holding common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, investors in pass-through entities or U.S. holders of common stock whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling on the U.S. federal, state, or local tax considerations relevant to the Company’s operation or to the purchase, ownership or disposition of its common stock has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that the Company and its subsidiaries and affiliated entities will operate in accordance with the Company and their applicable organizational documents.

The U.S. federal income tax treatment of holders of the Company’s common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding the Company’s common stock will depend on the stockholder’s particular tax circumstances. Stockholders are urged to consult their own tax advisor concerning the U.S. federal income tax consequences in light of their particular situation as well as consequences arising under the laws of any other taxing jurisdiction.

This summary of certain material federal income tax considerations is for general information purposes only and is not tax advice. Stockholders are advised to consult their own tax advisor regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Company’s common stock.

6

The Company’s Conversion from Being Taxed as a RIC to Being Taxed as a REIT

The Company intends to elect to be taxed as a REIT under the Code commencing with the Company’s short taxable year beginning October 1, 2018 and ending December 31, 2018. The Company believes that it has been organized and will operate in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Code so long as the Board determines that REIT qualification remains in the Company’s best interest.

The Company has not received, and does not intend to seek, any rulings from the IRS regarding its status as a REIT or its satisfaction of the REIT requirements. The IRS may challenge the Company’s status as a REIT, and a court could sustain any such challenge. The sections of the Code and the corresponding regulations that govern the U.S. federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

As described more fully below, the Company’s qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. These rules differ from the income, asset and other requirements for qualification as a RIC. The material qualification requirements are summarized below under “—Requirements for Qualification as a REIT.” Assuming the Company qualifies to be taxed as a REIT, similar to when the Company was taxed as a RIC, the Company generally will not have to pay corporate-level federal income taxes on any income that it distributes (or are deemed to distribute) to its stockholders from its earnings and profits, as determined for federal income tax purposes, as the Company will be entitled to a dividends-paid deduction for dividends distributed to its stockholders.

As described more fully below under “—Taxation of U.S. Holders of the Company’s Common Stock,” the tax consequences for the Company’s stockholders will differ due to this change in the Company’s tax classification. When the Company was taxed as a RIC, distributions by the Company generally were taxable to U.S. stockholders as ordinary income or capital gains based on the character of the Company’s income. As a REIT, distributions made by the Company to its taxable U.S. holders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates, but unlike the case for RIC dividends, for taxable years before January 1, 2026, U.S. holders that are individuals, trusts and estates generally may deduct 20% of “qualified REIT dividends” (i.e., REIT dividends that have not been designated as capital gain dividends or qualified dividend income). The deduction, if allowed in full, equates to a maximum effective U.S. federal income tax rate (based on pre-2026 tax rates) on ordinary REIT dividends of 29.6% (not taking into account the 3.8% Medicare tax on net investment income).

Taxation of REITs in General

As indicated above, the Company’s qualification and taxation as a REIT depends upon its ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification as a REIT.” While the Company intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that the Company qualifies as a REIT, generally the Company will be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net taxable income that is currently distributed to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation (i.e., a corporation generally subject to U.S. federal corporate income tax). Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. In general, the income that the Company generates, to the extent declared as a dividend and subsequently paid to its stockholders, is taxed only at the stockholder level.

7

If the Company qualifies as a REIT, it will nonetheless be subject to U.S. federal tax in the following circumstances:

•	The Company will pay U.S. federal income tax on its taxable income, including net capital gain, that it does not distribute to stockholders during, or within a specified time after, the calendar year in which the income is earned.

•	If the Company has net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

•	If the Company elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” it may thereby avoid (i) the 100% tax on gain from a sale of that property (if the sale would otherwise constitute a prohibited transaction) and (ii) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to U.S. corporate income tax at the highest applicable rate.

•	If due to reasonable cause and not willful neglect the Company fails to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which it fails the 75% gross income test or the 95% gross income test, multiplied in either case by a fraction intended to reflect its profitability.

•	If (i) the Company fails to satisfy the asset tests discussed below (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests”) due to reasonable cause and not to willful neglect, (ii) the Company disposes of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which the Company identifies such failure and (iii) the Company files a schedule with the IRS describing the assets that caused such failure, it will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which it failed to satisfy such asset tests multiplied by the highest corporate income tax rate.

•	If the Company fails to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, it will be required to pay a penalty of $50,000 for each such failure.

•	The Company may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet recordkeeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	If the Company fails to distribute during each calendar year at least the sum of:

o	85% of the Company’s ordinary income for such calendar year;

o	95% of the Company’s capital gain net income for such calendar year; and

o	any undistributed taxable income from prior taxable years,

the Company will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount it actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•	The Company may elect to retain and pay income tax on its net long-term capital gain. In that case, a U.S. holder would include its proportionate share of its undistributed long-term capital gain (to the extent it makes a timely designation of such gain to the stockholder) in its income, and would receive a credit or a refund for its proportionate share of the tax it paid.

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•	The Company will be subject to a 100% excise tax on amounts received by us from a taxable REIT subsidiary (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between the Company and its taxable REIT subsidiary, as further described below, are not comparable to similar arrangements among unrelated parties.

•	If the Company acquires any assets with a net built-in gain from a non-REIT C corporation in a carry-over basis transaction, the Company would recognize, and would be subject to tax at the highest regular corporate rate on, the built-gain if it disposes of that built-in gain asset during the five-year period following acquisition. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time the Company acquires the asset. The Company believes that these rules should not apply with respect to its transition from a RIC to a REIT, but it is not aware of any authority on point or precedents, so the IRS may take a different position.

In addition, notwithstanding its status as a REIT, the Company may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic taxable REIT subsidiary in which the Company owns an interest will be subject to U.S. federal corporate income tax on its net income.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) after applying certain attribution rules;

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8)	that meets other tests described below regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year, but neither conditions (5) nor (6) apply to the first taxable year for which an election to become a REIT is made. The Company believes that it will achieve and maintain sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. However, the Company’s charter does not contain restrictions generally found in REIT charters regarding the ownership and transfer of the Company’s stock that are intended to assist it in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that the Company will be able to satisfy these share ownership requirements. If the Company fails to satisfy these share ownership requirements, it will fail to qualify as a REIT.

If the Company complies with regulatory rules pursuant to which it is required to send annual letters to holders of its stock requesting information regarding the actual ownership of its stock (as discussed below), and the Company does not know, or exercising reasonable diligence would not have known, whether it failed to meet requirement (6) above, it will be treated as having met the requirement.

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To monitor compliance with the share ownership requirements, the Company generally is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of significant percentages of the Company’s stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include the Company’s dividends in their gross income). The Company must maintain a list of those persons failing or refusing to comply with this demand as part of its records. The Company could be subject to monetary penalties if it fails to comply with these record-keeping requirements. If the Company fails or refuses to comply with the demands, its stockholders will be required by Treasury regulations to submit a statement with their tax return disclosing their actual ownership of the Company’s shares and other information. In addition, the Company must satisfy all relevant filing and other administrative requirements established by the IRS to elect and maintain REIT status, use a calendar year for U.S. federal income tax purposes, and comply with the record keeping requirements of the Code and regulations promulgated thereunder.

Ownership of Partnership Interests. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test described below, the determination of a REIT’s interest in a partnership’s assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, the Company’s proportionate share of the assets and items of income of partnerships in which it owns an equity interest is treated as assets and items of income of the Company for purposes of applying the REIT requirements described below. Consequently, to the extent that the Company directly or indirectly holds a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect the Company’s ability to qualify as a REIT, even though it may have no control or only limited influence over the partnership.

Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for U.S. federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the stock of which is owned directly or indirectly by the REIT. Other entities that are wholly owned by the Company, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. All assets, liabilities and items of income, deduction and credit of qualified REIT subsidiaries and disregarded subsidiaries will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of the Company is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a qualified REIT subsidiary or a disregarded subsidiary ceases to be wholly owned by the Company (for example, if any equity interest in the subsidiary is acquired by a person other than the Company or another disregarded subsidiary of the Company), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect the Company’s ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” is an entity that is taxable as a corporation in which the Company directly or indirectly owns stock and that elects with the Company to be treated as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary is not ignored for U.S. federal income tax purposes. Accordingly, a domestic taxable REIT subsidiary generally is subject to U.S. federal corporate income tax on its earnings, which may reduce the cash flow that the Company and its subsidiaries generate in the aggregate, and may reduce its ability to make distributions to its stockholders. In addition, if a taxable REIT subsidiary owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. The Company generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless the Company and such corporation elect to treat such corporation as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more taxable REIT subsidiaries.

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Income earned by a taxable REIT subsidiary is not attributable to the REIT for purposes of the REIT gross income tests, and the assets of a taxable REIT subsidiary are not attributable to the REIT for purposes of the REIT asset tests. Rather, the stock issued by a taxable REIT subsidiary to the Company is an asset in the Company’s hands, and the Company treats dividends paid to it from such taxable REIT subsidiary, if any, as income. This income can affect the Company’s income and asset tests calculations, as described below. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs could be earned by a taxable REIT subsidiary without affecting the Company’s status as a REIT. For example, the Company may use taxable REIT subsidiaries to perform services or conduct activities that give rise to certain categories of income such as management fees, or to conduct activities that, if conducted by the Company directly, would be treated in the Company’s hands as prohibited transactions.

Several provisions of the Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of U.S. federal income taxation. For example, the Company would be obligated to pay a 100% penalty tax on some payments that it receives from, or on certain expenses deducted by, a taxable REIT subsidiary if the IRS were to assert successfully that the economic arrangements between the Company and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Income Tests

To qualify as a REIT, the Company must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of the Company’s gross income, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgage loans;

•	abatements and refunds of taxes on real property;

•	income and gain derived from foreclosure property (as described below);

•	amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and

•	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following the Company’s receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of the Company’s gross income, excluding gross income from prohibited transactions and certain hedging transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% test, and from (i) dividends, (ii) interest and (iii) gain from the sale or disposition of stock or securities, which need not have any relation to real property.

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If the Company fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Code. These relief provisions generally will be available if the Company’s failure to meet the tests is due to reasonable cause and not due to willful neglect, and the Company attaches a schedule of the sources of its income to our U.S. federal income tax return. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that it intentionally recognizes exceeds the limits on nonqualifying income, the IRS could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, the Company will fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “—Taxation of REITs in General.”

Gross income from the Company’s sale of property that it holds primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both gross income tests. In addition, certain foreign currency gains and income with respect to certain hedging transactions will be excluded from gross income for purposes of one or both of the gross income tests. The Company will monitor the amount of its nonqualifying income, and it will manage its portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to the Company.

Dividends. The Company may directly or indirectly receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of earnings and profits of the distributing corporation. The Company’s dividend income from stock in any corporation (other than any REIT), including any taxable REIT subsidiary, will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Dividends that the Company receives from any REITs in which it owns stock and its gain on the sale of the stock in those REITs will be qualifying income for purposes of both gross income tests. However, if a REIT in which the Company owns stock fails to qualify as a REIT in any year, the Company’s income from such REIT would be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person; however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property (including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services) generally is qualifying income for purposes of the 75% gross income test. However, if the value of personal property securing the loan exceeds 15% of the value of all property securing the loan and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the Company agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The Company has acquired participation interests in mortgage loans and mezzanine loans. A subordinated mortgage interest is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The Company anticipates any participation interests it acquires will qualify as real estate assets for purposes of the REIT asset tests described below and that interest derived from such investments will be treated as qualifying interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge the Company’s treatment of any participation interests it acquires.

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The Company owns interests in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in the ownership interests in a partnership or limited liability company owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, the Company’s mezzanine loans typically may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that the Company acquires do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. The Company believes it has invested, and intends to continue to invest, in mezzanine loans in a manner that will enable us to satisfy the REIT gross income and asset tests.

While there is substantial case law and administrative guidance addressing the distinction between debt and equity for U.S. federal income tax purposes, there is no specific guidance addressing whether instruments similar to the Company’s mezzanine loans and preferred equity interests will be treated as equity or debt for U.S. federal income tax purposes. The Company intends to treat its mezzanine loans and preferred equity interests generally as a debt for U.S. federal income tax purposes. If a mezzanine loan or preferred equity interest is treated as equity for U.S. federal income tax purposes, the Company would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan or preferred equity interest. As a result, the Company would not be treated as receiving interest income from the mezzanine loan or preferred equity interest, but rather the Company would be treated as receiving its proportionate share of the income of the entity that issued the mezzanine loan or preferred equity interest, and there can be no assurance that such an entity will not derive nonqualifying income for purposes of the 75% or 95% gross income test. If the IRS successfully challenges the classification of the Company’s mezzanine loans or preferred equity interests for U.S. federal income tax purposes, no assurance can be provided that the Company will not fail to satisfy the 75% or 95% gross income test. Even if the IRS were to respect the Company’s preferred equity investments as loans, if the IRS did not treat such loans as secured by a mortgage on real property (which, in form, is not the case), such loans would not be qualifying assets for purposes of the 75% asset test and would violate the 10% value test, and interest thereon would not be qualifying income for purposes of the 75% gross income test.

Interest, original issue discount and market discount income that the Company receives or accrues from mortgage-related assets generally will be qualifying income for purposes of both gross income tests.

Hedging Transactions. The Company and its subsidiaries may enter into hedging transactions with respect to one or more of the Company’s assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction the Company enters into (i) in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods specified in Treasury regulations, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests (or any property which generates such income or gain) which is clearly identified as a hedge along with the risk that it hedges within prescribed time periods, or (iii) in connection with the effective termination of certain hedging transactions described above will be excluded from gross income for purposes of both the gross income tests. To the extent that the Company enters into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the asset tests described below. The Company intends to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that the Company’s hedging will not adversely affect its ability to satisfy the REIT qualification requirements.

The Company may conduct some or all of its hedging activities through a taxable REIT subsidiary or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

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Fee Income. Any fee income for services that the Company earns will not be qualifying income for purposes of either gross income test. The Company may choose to conduct fee-generating activities in a taxable REIT subsidiary so that such fees will not be included for purposes of the gross income tests.

Rents from Real Property. Rents the Company receives will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions described below are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased and any services provided in connection with the property. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents the Company receives from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless (i) the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants, the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled taxable REIT subsidiary” (i.e., a taxable REIT subsidiary in which the Company owns directly or indirectly more than 50% of the voting power or value of the stock) or (ii) the tenant is a taxable REIT subsidiary and special rules applicable to lodging or health care properties apply. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, or modified, if such modification increases the rents due under such lease. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, the Company is only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. The Company may, however, render services to its tenants through an “independent contractor” who is adequately compensated and from whom the Company does not derive revenue if certain requirements are satisfied. The Company may also own an interest in a taxable REIT subsidiary which provides non-customary services to tenants without tainting the Company’s rental income from the related properties.

Even if a REIT furnishes or renders services that are non-customary with respect to a property, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of the Company’s direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly, by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such non-customary services are not treated as rent for purposes of the REIT gross income tests.

The Company intends to cause any services that are not usually or “customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a taxable REIT subsidiary or through an “independent contractor” who is adequately compensated and from which the Company does not derive revenue, and which meets certain other requirements. However, no assurance can be given that the IRS will concur with the Company’s determination as to whether a particular service is usual or customary, or otherwise in this regard.

Prohibited Transactions Tax. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, the Company intends to conduct its operations so that no asset that it owns (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. There can be no assurance that the Company will comply with certain safe harbor provisions or that it will avoid owning property that may be characterized as property that it holds primarily for sale to customers in the ordinary course of a trade or business. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of such corporation at regular corporate income tax rates. The Company intends to structure our activities to avoid prohibited transaction characterization.

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Foreclosure Property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, if more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

The Company will be subject to tax at the maximum corporate income tax rate on any income from foreclosure property, including gain from the disposition of the foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, net income from foreclosure property, including gain from the sale of foreclosure property held for sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.

Phantom Income. Due to the nature of the assets in which it will invest, the Company may be required to recognize taxable income from certain assets in advance of its receipt of cash flow from or proceeds from disposition of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

The Company may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless the Company elects to include accrued market discount in income as it accrues. Principal payments on certain debt instruments may be made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If the Company collects less on the debt instrument than its purchase price plus the market discount it had previously reported as income, the Company may not be able to benefit from any offsetting loss deductions.

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The terms of the debt instruments that the Company holds may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to a deemed debt-for-debt exchange upon which the Company may recognize taxable income or gain without a corresponding receipt of cash.

Some of the debt securities that the Company acquires may have been issued with original issue discount. In general, the Company will be required to accrue non-de minimis original issue discount based on the constant yield to maturity of such debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument.

In addition, in the event that any debt instruments or debt securities acquired by the Company are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, the Company may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, the Company may be required to accrue interest income with respect to subordinated mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, the Company may be required under the terms of indebtedness that it incurs to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to the Company’s stockholders.

As a result of each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a risk that the Company may have taxable income in excess of cash available for distribution. In that event, the Company may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements Applicable to REITs.”

Asset Tests

At the close of each quarter of its taxable year, the Company must satisfy the following tests relating to the nature of our assets:

•	At least 75% of the value of the Company’s total assets must be represented by the following:

o	interests in real property, including leaseholds and options to acquire real property and leaseholds;

o	interests in mortgages on real property;

o	stock in other REITs and debt instruments issued by publicly offered REITs;

o	cash and cash items (including certain receivables);

o	government securities;

o	investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following the Company’s receipt of new capital that it raises through equity offerings or public offerings of debt obligations with at least a five-year term; and

o	regular or residual interests in a REMIC; however, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under U.S. federal income tax laws, determined as if the Company held such assets directly, it will be treated as holding directly its proportionate share of the assets of such REMIC.

•	Not more than 25% of the Company’s total assets may be represented by securities, other than those in the 75% asset class described above.

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•	Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, the value of any one issuer’s securities owned by the Company may not exceed 5% of the value of our total assets.

•	Except for securities in taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, the Company may not own more than 10% of any one issuer’s outstanding voting securities.

•	Except for securities of taxable REIT subsidiaries and the securities in the 75% asset class described in the first bullet point above, the Company may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception or other exceptions discussed below.

•	Not more than 20% of the value of the Company’s total assets may be represented by the securities of one or more taxable REIT subsidiaries.

•	Not more than 25% of the value of the Company’s total assets may be represented by “nonqualified publicly offered REIT debt instruments.”

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests the Company is treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if the Company holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT that is not a publicly offered REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% value test, as explained below).

Securities, for purposes of the asset tests, may include debt the Company holds from other issuers. However, debt the Company holds in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the straight debt safe harbor. Subject to certain exceptions, debt will meet the “straight debt” safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits of any person, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if the Company, and any of its “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (i) are not straight debt or other excluded securities (prior to the application of this rule), and (ii) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, in the case of a partnership issuer, the Company’s interest as a partner in the partnership).

In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of such a nature that the partnership would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership (other than straight debt or any other excluded security) is not taken into account to the extent, if any, of the REIT’s proportionate interest as a partner in that partnership.

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While there is substantial case law and administrative guidance addressing the distinction between debt and equity for U.S. federal income tax purposes, there is no specific guidance addressing whether instruments similar to the Company’s mezzanine loans and preferred equity interests will be treated as equity or debt for U.S. federal income tax purposes. The Company intends to treat its mezzanine loans and preferred equity interests generally as debt for U.S. federal income tax purposes. If a mezzanine loan or preferred equity interest is treated as equity for U.S. federal income tax purposes, the Company would be treated as owning the assets held by the partnership or limited liability company that issued the mezzanine loan or preferred equity interest. If that limited liability company or partnership owns nonqualifying assets, the Company may not be able to satisfy all of the REIT asset requirements. If the IRS successfully challenges the classification of the Company’s mezzanine loans or preferred equity interests for U.S. federal income tax purposes, no assurance can be provided that we will not fail to satisfy the REIT asset requirements. Even if the IRS were to respect the Company’s preferred equity investments as loans, if the IRS did not treat such loans as secured by a mortgage on real property (which, in form, is not the case), such loans would not be qualifying assets for purposes of the 75% asset test and would violate the 10% value test.

The Company will monitor the status of its assets for purposes of the various asset tests and will seek to manage its portfolio to comply at all times with such tests. There can be no assurances, however, that the Company will be successful in this effort. Independent appraisals may not have been obtained to support the Company’s conclusions as to the value of its total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that the Company’s interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. For example, if the Company failed to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause the Company to lose its REIT qualification if (i) it satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of its assets and the asset requirements was not wholly or partly caused by an acquisition of nonqualifying assets, but instead arose from changes in the relative market values of its assets. If the condition described in (ii) were not satisfied, the Company could nevertheless avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

Even if the Company did not qualify for the foregoing relief provisions, one additional provision allows a REIT which fails one or more of the asset requirements for a particular tax quarter to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

Annual Distribution Requirements Applicable to REITs

To qualify for taxation as a REIT, the Company generally must distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to:

•	the sum of (i) 90% of the Company’s REIT taxable income, computed without regard to the dividends-paid deduction and the Company’s net capital gain and (ii) 90% of the Company’s net income after tax, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income (including original issue discount on the Company’s mortgage loans) over 5% of the Company’s REIT taxable income, computed without regard to the dividends-paid deduction and our net capital gain.

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Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if the Company declares a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, the Company will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before the Company timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to the Company’s stockholders in the year in which paid, even though the distributions relate to the Company’s prior taxable year for purposes of the 90% distribution requirement. To the extent that the Company does not distribute all of its net capital gain or it distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular corporate income tax rates.

To the extent that in the future the Company may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the tax treatment to the Company’s stockholders of any distributions that are actually made.

If the Company fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (i) 85% of the Company’s ordinary income for such year, (ii) 95% of the Company’s capital gain net income for such year and (iii) any undistributed taxable income from prior years, the Company will be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed (taking into account excess distributions from prior years) and (b) the amounts of income retained on which we have paid corporate income tax.

Although several types of non-cash income are excluded in determining the annual distribution requirement, the Company will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if it does not distribute those items on a current basis. As a result of the foregoing, the Company may not have sufficient cash to distribute all of its taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, the Company may need to borrow funds or issue additional stock.

The Company may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, the Company may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the Company. The Company’s stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that the Company designated and that they include in their taxable income, minus (ii) the tax that the Company paid on their behalf with respect to that income. For purposes of the 4% excise tax described above, any retained amounts for which the Company elects this treatment would be treated as having been distributed.

The Company intends to make timely distributions sufficient to satisfy the distribution requirements. However, it is possible that, from time to time, the Company may not have sufficient cash or other liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of items of income and deduction of expenses by us for U.S. federal income tax purposes. In addition, the Company may decide to retain its cash, rather than distribute it, in order to repay debt, acquire assets or for other reasons. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of other property (including, for example, shares of the Company’s own stock).

If the Company’s taxable income for a particular year is subsequently determined to have been understated, under some circumstances the Company may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

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The Tax Cuts and Jobs Act limits interest deductions for businesses, whether in corporate or pass-through form, to the sum of the taxpayer’s business interest income for the tax year and 30% of the taxpayer’s adjusted taxable income for the tax year. This limitation could apply to the Company and its subsidiaries. This limitation could become relevant if the Company’s preferred equity interests are not respected as loans.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Code if: (i) substantially all of its assets consist of debt obligations or interests in debt obligations; (ii) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates; (iii) the entity has issued debt obligations (liabilities) that have two or more maturities; and (iv) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. Special rules apply, however, in the case of a taxable mortgage pool that is a REIT, a portion of a REIT or a disregarded subsidiary of a REIT. In that event, the taxable mortgage pool is not treated as a corporation that is subject to corporate income tax and does not directly affect the tax status of the REIT, although any “excess inclusion income” will be subject to special tax rules to the REIT and its stockholders.

Failure to Qualify

If the Company fails to satisfy one or more requirements of REIT qualification, other than the income tests or asset requirements, then it may still retain REIT qualification if the failure is due to reasonable cause and not willful neglect, and it pays a penalty of $50,000 for each failure.

If the Company fail to maintain its qualification for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax on our taxable income as a corporation. This would significantly reduce both the Company’s cash available for distribution to its stockholders and its earnings. If the Company fails to maintain its qualification as a REIT, it will not be required to make any distributions to stockholders and any dividends that it distributes will not be deductible by the Company. Moreover, all distributions to stockholders would be taxable as dividends to the extent of the Company’s current and accumulated earnings and profits, whether or not attributable to its capital gains. Furthermore, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction with respect to those distributions, and individual, trust and estate distributees may be eligible for reduced U.S. federal income tax rates on such dividends. Unless the Company is entitled to relief under specific statutory provisions, it also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Holders of Our Common Stock

U.S. Holder. As used in the remainder of this discussion, the term “U.S. holder” means a beneficial owner of the Company’s common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect to be treated as a U.S. person.

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If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds the Company’s common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If stockholders of the Company are a partner of a partnership holding common stock, they should consult their advisors.

Distributions Generally. As long as the Company qualifies as a REIT, distributions made by the Company to its taxable U.S. holders out of its current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the reduced capital gains rates that currently generally apply to distributions by non-REIT C corporations to certain non-corporate U.S. holders. In determining the extent to which a distribution constitutes a dividend for tax purposes, the Company’s earnings and profits will be allocated first to distributions with respect to its preferred stock, if any, and then to its common stock. Corporate stockholders will not be eligible for the dividends- received deduction with respect to these distributions. For taxable years beginning before January 1, 2026, U.S. holders that are individuals, trusts and estates generally may deduct 20% of “qualified REIT dividends” (i.e., REIT dividends other than capital gain dividends and portions of REIT dividends designated as qualified dividend income eligible for capital gain tax rates). The overall deduction is limited to 20% of the sum of the taxpayer’s taxable income (less net capital gain) and certain cooperative dividends, subject to further limitations based on taxable income. The deduction, if allowed in full, equates to a maximum effective U.S. federal income tax rate on ordinary REIT dividends of 29.6% (not taking into account the 3.8% Medicare tax on net investment income).

Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the U.S. holder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if the Company declares a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, the Company will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

The Company will be treated as having sufficient earnings and profits to treat as a dividend any distribution it pays up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of the Company’s earnings and profits. As a result, U.S. holders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

Capital Gain Dividends. The Company may elect to designate distributions of its net capital gain as “capital gain dividends” to the extent that such distributions do not exceed the Company’s actual net capital gain for the taxable year. Capital gain dividends are taxed to U.S. holders of the Company’s stock as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If the Company designates any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

Instead of paying capital gain dividends, the Company may elect to require stockholders to include its undistributed net capital gains in their income. If the Company makes such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by the Company on such undistributed capital gains and thereby receive a credit or refund to the extent that the tax paid by the Company exceeds the U.S. holder’s tax liability on the undistributed capital gain. A U.S. holder of the Company’s stock will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. holder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. The Company’s earnings and profits will be adjusted appropriately.

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The Company must classify portions of its designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. holders of the Company’s stock at a federal rate of up to 20%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of the Company’s stock at a maximum rate of 25%.

The Company must determine the maximum amounts that it may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be comprised proportionately of dividends of a particular type.

Passive Activity Losses, Excess Business Losses and Investment Interest Limitation. Dividends that the Company distributes and gains arising from the disposition of its common stock by a U.S. holder will not be treated as passive activity income, and therefore U.S. holders will not be able to apply any “passive activity losses” against such income. Similarly, non-corporate U.S. holders cannot apply “excess business losses” against dividends that the Company distributes and gains arising from the disposition of its common stock. Dividends paid by the Company, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deduction of the investment interest.

Qualified Dividend Income. Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to an individual, trust or estate, are properly designated by the Company as qualified dividend income and certain other requirements are satisfied. Dividends are eligible to be designated by the Company as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by the Company during the year of the distribution from other C corporations such as taxable REIT subsidiaries, the Company’s “undistributed” REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any U.S. federal income taxes that the Company paid with respect to such REIT taxable income and built-in gain).

Dividends that the Company receives will be treated as qualified dividend income to the Company if certain criteria are met. The dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation generally will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the United States. However, if a foreign corporation is a foreign personal holding company, a foreign investment company or a passive foreign investment company, then it will not be treated as a qualifying foreign corporation, and the dividends the Company receives from such an entity would not constitute qualified dividend income.

Furthermore, certain exceptions and special rules apply to determine whether dividends may be treated as qualified dividend income to the Company. These rules include certain holding requirements that the Company would have to satisfy with respect to the stock on which the dividend is paid, and special rules with regard to dividends received from regulated investment companies and other REITs.

In addition, even if the Company designates certain dividends as qualified dividend income to its stockholders, the stockholder will have to meet certain other requirements for the dividend to qualify for taxation at capital gains rates. For example, the stockholder will only be eligible to treat the dividend as qualifying dividend income if the stockholder is taxed at individual rates and meets certain holding requirements. In general, in order to treat a particular dividend as qualified dividend income, a stockholder will be required to hold our stock for more than 60 days during the 121-day period beginning on the date which is 60 days before the date on which the stock becomes ex-dividend.

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Other Tax Considerations. To the extent that the Company has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that the Company must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that the Company has current or accumulated earnings and profits.

Sales of Our Common Stock. Upon any taxable sale or other disposition of the Company’s common stock (except pursuant to a repurchase by the Company, as described below), a U.S. holder of its common stock will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such common stock for tax purposes.

Gain or loss will be capital gain or loss if the common stock has been held by the U.S. holder as a capital asset. The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year, it will produce long-term capital gain) and the holder’s tax bracket.

In general, any loss upon a sale or exchange of the Company’s common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from the Company received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Repurchases of Our Common Stock. A repurchase of the Company’s common stock will be treated as a distribution in exchange for the repurchased shares and taxed in the same manner as any other taxable sale or other disposition of the Company’s common stock discussed above, provided that the repurchase satisfies one of the tests enabling the repurchase to be treated as a sale or exchange. A repurchase will generally be treated as a sale or exchange if it (i) results in a complete termination of the holder’s interest in the Company’s common stock, (ii) results in a substantially disproportionate redemption with respect to the holder, or (iii) is not essentially equivalent to a dividend with respect to the holder. In determining whether any of these tests has been met, common stock actually owned, as well as common stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in Section 318 of the Code, generally must be taken into account. The sale of common stock pursuant to a repurchase generally will result in a “substantially disproportionate” redemption with respect to a holder if the percentage of the Company’s then-outstanding voting stock owned by the holder immediately after the sale is less than 80% of the percentage of the Company’s voting stock owned by the holder determined immediately before the sale. The sale of common stock pursuant to a repurchase generally will be treated as not “essentially equivalent to a dividend” with respect to a holder if the reduction in the holder’s proportionate interest in the Company’s stock as a result of the Company’s repurchase constitutes a “meaningful reduction” of such holder’s interest.

A repurchase that does not qualify as an exchange under such tests will constitute a dividend equivalent repurchase that is taxed in the same manner as regular distributions, as described above under “—Distributions Generally.” In addition, although guidance is sparse, the IRS could take the position that a holder who does not participate in any repurchase treated as a dividend should be treated as receiving a constructive distribution of the Company’s common stock taxable as a dividend in the amount of their increased percentage ownership of the Company’s common stock as a result of the repurchase, even though the holder did not actually receive cash or other property as a result of the repurchase.

Medicare Tax. Certain U.S. holders, including individuals and estates and trusts, are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” which includes net gain from a sale or exchange of common stock and income from dividends paid on common stock. U.S. holders are urged to consult their own tax advisors regarding the Medicare tax.

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Taxation of Tax-Exempt Holders of Our Common Stock

Provided that a tax-exempt holder has not held its common stock as “debt-financed property” within the meaning of the Code and the Company’s shares of stock are not being used in an unrelated trade or business, dividend income from the Company generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt holder. Similarly, income from the sale of our common stock will not constitute UBTI unless the tax-exempt holder has held its common stock as debt-financed property within the meaning of the Code or has used the common stock in a trade or business.

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in the Company’s common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a “pension-held REIT” if it meets the following two tests:

•	it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•	either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts).

Distribution Reinvestment Plan

Holders who participate in the Company’s distribution reinvestment plan will recognize taxable income in the amount they would have received had they elected not to participate, even though they receive no cash. These deemed distributions will be treated as actual distributions from the Company to the participating holders and will retain the character and U.S. federal income tax effects applicable to all distributions. Stock received under the Company’s distribution reinvestment plan will have a holding period beginning with the day after purchase, and a U.S. federal income tax basis equal to its cost, which is the gross amount of the deemed distribution.

Backup Withholding Tax and Information Reporting

In general, information-reporting requirements will apply to payments of dividends and proceeds of the sale of the Company’s common stock held by U.S. holders, unless such U.S. holder is an exempt recipient. A backup withholding tax may apply to such payments if such U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend or interest income. In addition, the Company may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their U.S. status to the Company. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

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Brokers that are required to report the gross proceeds from a sale of the Company’s common stock on IRS Form 1099-B will also be required to report the customer’s adjusted basis in the common stock sold and whether any gain or loss with respect to such stock is long-term or short-term. In some cases, there may be alternative methods of determining the basis in the common stock sold, in which case a broker will apply a default method of such broker’s choosing if the customer does not indicate which method it has chosen to have applied. U.S. holders should consult their own tax advisors regarding these reporting requirements and their election options.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State and Local Taxes

The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which the Company or its stockholders transact business or reside. The Company’s state and local tax treatment and that of the Company’s stockholders may not conform to the U.S. federal income tax treatment discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company’s common stock.

Tax Shelter Reporting

If a stockholder recognizes a loss with respect to stock of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file a disclosure statement with the IRS on Form 8886. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INCOME FUND 6, INC.

Date: January 7, 2019	By:	/s/ Gregory M. Pinkus
Gregory M. Pinkus
Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary